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                                                                      EXHIBIT 12

                               STATEMENT REGARDING
                       RATIO OF EARNINGS TO FIXED CHARGES

         For the nine months ended September 30, 2002, the Company's net income was $3,845 while the interest on convertible debentures cost was $112 (all numbers in thousands), giving a ratio of 34:1.